Exhibit 10.33

[DENDRITE INTERNATIONAL LOGO]

Dendrite International
7 Powder Horn Drive
Warren
New Jersey 07060
USA
EMPLOYMENT AGREEMENT
Telephone: 201.271.8313
Fax: 201.271.6144

This agreement made by and between DENDRITE INTERNATIONAL, a New Jersey Partnership (“Dendrite”) and Jean-Paul Modde of (“Employee”).

WHEREAS, Dendrite, its affiliates, and subsidiaries are in the business of providing what is referred to as Territory Management Systems and related hardware and equipment to its customers.

R E C I T A L:

A.                                   Dendrite wishes to employ the employee on the terms and conditions set forth in this Agreement, and

B.                                     The Employee wishes to become employed by Dendrite on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is agreed as follows:

1.                                       EMPLOYMENT AT WILL.

Dendrite hereby employs the Employee as, an at-will employee. This employment may be terminated at any time for any reason by Dendrite or by the Employee unless there is a separate written agreement setting forth a specific term. As a matter of courtesy and fair business dealings, the Employee will attempt to provide three weeks notice to Dendrite before terminating his/her employment in order to permit Dendrite an opportunity to replace him/her.

2.                                       DUTIES.

The Employee shall perform those duties as may from time to time be assigned to him/her and shall carry out any assignments related to the company or its affiliate as directed. With the employee’s agreement, this may involve rendering services at various locations throughout the world. The Employee shall devote his/her full time and best effort to the duties assigned to him/her which he/she shall faithfully and diligently perform. The Employee shall report to Dendrite as may be required and will fully account for all records, data, materials or other property belonging to Dendrite or its customers of which he/she is given custody. Dendrite may, form time to time, establish rules and regulations and the Employee shall faithfully observe these in the performance of his/her duties.

3.                                       COMPENSATION.

Dendrite shall pay the Employee for his/her services and initial starting salary of     N/A.  The compensation may be changed from time to time without written amendment to this Agreement. Compensation shall be paid on a periodic basis in the same manner in which other employees are paid.

4.                                       BENEFITS.

Dendrite shall provide the Employee:

A.           An annual vacation of a duration as previously agreed upon.

B.             Reimbursement for all reasonable travel, entertainment and other reasonable and necessary out-of-pocket expenses incurred by the Employee in connection with the performance of his/her duties. Reimbursement will be made upon the submission by the Employee of appropriate documentation and verification of the expenses;

C.             Life insurance, retirement and other fringe benefits to the same extent as may be provided to other employees generally.

5.                                       INFORMATION AND BUSINESS OPPORTUNITY.

During the term of his/her employment by Dendrite, the Employee may acquire knowledge of (a) information that is relevant to the business of Dendrite or its affiliates or (b) knowledge of business opportunities pertaining to the business in which Dendrite or its affiliates are engaged. The Employee shall promptly disclose to Dendrite that information or business opportunity but shall not disclose it to anyone else without Dendrite’s written consent.

6.                                       DENDRITE CONFIDENTIAL INFORMATION.

It is anticipated that the Employee will, as a result of his/her employment with Dendrite, acquire information which is proprietary and confidential to Dendrite. This information includes, but is not limited to technical and commercial information, customer lists, financial arrangement, competitive status, pricing policies, knowledge of suppliers, technical capabilities and other business affairs relating to Dendrite. It also includes technical information involving Dendrite’s work. The Employee will keep all such information confidential and will not reveal it at any time without the express written consent of Dendrite. This obligation is to continue in force after employment terminates for whatever reason.

7.                                       CLIENT CONFIDENTIAL INFORMATION.

Dendrite may, from time to time, be furnished information and data which is proprietary and confidential to its clients, customers or suppliers. The Employee will not, at any time for any reason, reveal any information provided by any of Dendrite’s clients, customers or suppliers to anyone, unless provided with prior written consent by Dendrite or by the client, customer or supplier. This obligation is to continue in force after employment terminates for whatever reason.

8.                                       RETURN OF DATA.

Upon termination of employment for any reason, the Employee shall return to Dendrite all material including all copies of any disks, notes, notebooks, blueprints, customer lists or other papers belonging to Dendrite or to any of its customers, clients or suppliers. This is to include any plans, statistics, tapes, programming material, computer programs or any other documents, information of data in whatever form.

9.                                       INVENTIONS AND DISCOVERIES.

During the term of his/her employment, the Employee may conceive ideas, discoveries or inventions, (including computer programs and enhancements to computer programs).  These ideas, discoveries or inventions may be conceived or implemented during or outside business hours and may not be connected with Dendrite’s business.

The Employee will notify Dendrite of the idea, discovery or invention no matter where it was conceived or implemented.

If the idea, discovery or invention is connected with or related to Dendrite’s business, it will be Dendrite’s property and the Employee shall assign to Dendrite all rights to the idea, discovery or invention. If it is patentable, the Employee shall assign any patent application (or patent issued on the application) to Dendrite.

If the idea, discovery or invention is not connected or related to Dendrite’s business, it will belong to the Employee. Dendrite, however, shall have a right of first refusal to the idea, discovery or invention which will be offered by the Employee to Dendrite upon the same terms and conditions as are offered to the Employee by anyone else.

The Employee shall sign all documents and perform any act which Dendrite reasonably requests in connection with a patent application or the issuance of patents anywhere in the world. Dendrite shall, however, pay all expenses.

If the copyright laws apply to any covered idea or invention (including software or software enhancements). It shall be considered a work made for hire under the copyright laws and shall be the exclusive property of Dendrite.

If the Employee conceives any idea, make any discovery or invention within one year after the termination of employment with Dendrite that relate to any matters pertaining to the business of Dendrite, it shall be deemed that it was conceived while in the employ of Dendrite.

The Employee irrevocably appoints Dendrite or its authorized representative his/her attorney-in-fact to sign any documents necessary to carry out the purpose and intent of this section.

10.                                 RESTRICTION ON FUTURE EMPLOYMENT.

A.                                   The Employee agrees that in the event employment with Dendrite is terminated, for any reason, with or without cause, the Employee shall not for three years after termination of employment.

a.                                       Render services to any organization or entity, or perform services that compete with Dendrite in any area of the United States of America or elsewhere where Dendrite does business or in any area in which Dendrite plans to perform services within one year after termination of employment;

b.                                      Solicit any customers or potential customers of Dendrite with whom the Employee had contact while employed by Dendrite or who was a customer of Dendrite at any time during the two years immediately before termination;

c.                                       Request that any of Dendrite’s customers or suppliers discontinue doing business with it;

d.                                      Knowingly take any action which would disparage Dendrite or be to its disadvantage;

e.                                       Attempt to solicit any employee or contractor of Dendrite to terminate employment with Dendrite.

B.                                     In recognition that the restrictions set forth in this section may impose a hardship on the Employee. Dendrite will pay to the Employee one year’s base salary at Dendrite’s discretion. The payments, however, shall be paid in equal monthly installments over two years provided that the Employee remains unemployed.  The Employee shall use his best efforts to obtain other employment not prohibited by this Agreement. If the Employee becomes employed at any time during the first two years after his/her termination, these payments shall be discontinued. Payments shall also be discontinued upon the Employee’s becoming entitled to receive any payment from any retirement program established by Dendrite. Under no circumstances, however, may the Employee choose to work for a competitor and forego the payments provided for in this section.

C.                                     If Dendrite chooses not to make the payments set forth in Section 10 paragraph B above, then the employee will be free of any restrictions stated in said paragraph.

11.                                 REMEDIES.

The parties agree that in the event the Employee breaches or threatens to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law. It is understood, therefore, that in the event of a breach of this Agreement by the Employee, Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting the Employee from breaching or threatening to breach this Agreement. In that event, the parties agree that Dendrite will not be required to post bond or other security. It is also agreed that any restraints or injunctions issued against the Employee shall be in addition to any other remedies which Dendrite may have available to it.

12.                                 APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

13.                                 NOTICES.

In the event any notice is required to be given under the terms of this Agreement, it shall be delivered in the English language, in writing, as follows:

If to the Employee:	Jean-Paul Modde
[ ]
[ ]

If to Dendrite:	Dendrite International
7 Powder Horn Drive
Warren, New Jersey 07060

With a copy to:	Schachter, Cohn, Trombadore & Offen
45 East High Street
P.O. Box 520
Somerville, New Jersey 08876-0520

or at such other address as either party may furnish to the other, in writing, except that notices of change of address shall be effective only when received.

14.                                 NON-ASSIGNABILITY.

The Employee’s rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not be assigned. Any attempted assignment will be void as to Dendrite. Dendrite may, however, assign its rights to any affiliated or successor entity.

15.                                 BINDING AGREEMENT.

This Agreement shall be binding upon and inure to the benefit of the Employee’s heirs and personal representatives and to the successors and assigns of Dendrite.

16.                                 INTEGRATION.

This Agreement, together with any other written agreements between the parties, represents the entire understanding of the parties. No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party.

17.                                 WAIVER.

This agreement may not be modified or waived except by a writing signed by both parties. No waiver by either party of any breach by the other shall be considered a waiver of any subsequent breach of the Agreement.

18.                                 JURISDICTION.

The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to this Agreement except that Dendrite may institute suit against the Employee in any jurisdiction in which the Employee may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivering it to the address in this Agreement specified for that party in Section 13.

IN WITNESS WHEREOF, the parties have signed this Agreement on this ninth day of June 1983.

DENDRITE INTERNATIONAL

By:	/s/ [ILLEGIBLE]

/s/ Jean-Paul Modde	(L.S.)
Jean-Paul Modde